NEWS RELEASE
DRESS BARN, INC. REPORTS THIRD QUARTER SALES AND EARNINGS

-- COMPARABLE STORE SALES INCREASE 3% --
-- OPERATING INCOME INCREASES 11% --
-- EARNINGS PER SHARE $0.39 --
-- RAISES EARNINGS GUIDANCE FOR FISCAL 2009 --

SUFFERN, NY – May 21, 2009 - Dress Barn, Inc. (NASDAQ - DBRN) today reported sales and earnings results for its fiscal third quarter ended April 25, 2009.

Fiscal Third Quarter Results

Net sales for the fiscal third quarter ended April 25, 2009 were $375.7 million, an increase of 7% from $352.6 million for the fiscal third quarter ended April 26, 2008. Comparable store sales for the quarter increased 3%.

By division, net sales for dressbarn stores increased 3% to $223.2 million compared to $216.8 million for the third quarter of fiscal 2008, driven primarily by a comparable store sales increase of 2% for the quarter. Net sales for maurices stores increased 12% to $152.5 million compared to $135.8 million for the third quarter of fiscal 2008. The increase was driven by new stores and a comparable store sales increase of 5% for the quarter.

Operating income for the quarter increased 11% to $40.3 million compared to $36.2 million for the same period last year.

Net earnings for the fiscal third quarter were $23.9 million, or $0.39 per diluted share. This compares to net earnings of $24.9 million, or $0.39 per diluted share for the same quarter of fiscal 2008.

In comparing the decrease in net earnings to the increase in operating income for the quarter, the Company noted a reduction in net interest income due to lower average interest rates and a higher effective tax rate in the current period versus the year-ago period. Last year’s lower effective tax rate resulted from a one-time favorable tax adjustment.

Fiscal Nine-Month Results

Net sales for the fiscal nine months ended April 25, 2009 were $1.095 billion, an increase of 3% over $1.062 billion for the comparable fiscal nine-month period ended April 26, 2008. Comparable store sales for this period decreased 1%.

By division, net sales for dressbarn stores increased 1% to $652.5 million compared to $649.0 million for the nine-month period. Comparable store sales for this period decreased 1%. Net sales for maurices increased 7% to $442.8 million, compared to $412.9 million for the same period last year.  Comparable store sales for this period were flat.

Operating income for the first nine months decreased 8% to $70.2 million compared to $75.9 million for the same period last year.

Net earnings for the first nine months of fiscal 2009 decreased 17% to $43.3 million from $52.0 million for the first nine months of fiscal 2008.  Earnings per diluted share were $0.70 versus $0.81 per diluted share for the same period of fiscal 2008.

Commentary

David R. Jaffe, President and Chief Executive Officer commented, “We are pleased with our results for the third quarter. Our customer has responded positively to our Spring merchandise and enabled us to generate a comparable store sales gain despite the ongoing challenging market environment. We continue to stress our core strategy of delivering fashion-forward looks at great prices to drive value to our customers. In addition to good sales results, our gross margin was strong because of our clean inventory position going into the Spring season. Our SG&A rate is reflective of both our efforts to control costs as well as the leverage created by our positive comp sales. We will continue to aggressively manage our inventory, look for opportunities to control and reduce costs and to maximize the return on our capital expenditures.  It is our goal to remain as efficient as possible, to stay focused on generating cash and preserving liquidity, and to further strengthen our exceptional balance sheet.”

Raises Fiscal July 2009 Guidance

The Company today raises its previously announced earnings per share guidance for fiscal July 2009 to a range of $1.00 to $1.05. This estimate is based upon various assumptions for the fiscal fourth quarter including flat to a low single digit increase in comparable store sales and average diluted shares for the earnings per share calculation of approximately 64 million.

Conference Call Information

The Company will conduct a conference call today, May 21, 2009 at 4:30 PM Eastern Time to review its third quarter financial results followed by a question and answer session. Parties interested in participating in this call should dial in at (617) 614-2704 prior to the start time, the passcode is 15909450. The call will also be simultaneously broadcast at www.dressbarn.com.  A recording of the call will be available shortly after its conclusion and until June 21, 2009 by dialing (617) 801-6888, the passcode is 24976556.

ABOUT DRESS BARN, INC.

Dress Barn, Inc. (NASDAQ - DBRN), is a leading national specialty apparel retailer offering quality career and casual fashion apparel through its dressbarn and maurices brands.  As of April 25, 2009, the Company operated 842 dressbarn stores in 47 states and 707 maurices stores in 44 states. For more information, please visit www.dressbarn.com and www.maurices.com.

Forward-Looking Statements

Certain statements made within this press release may constitute “forward-looking statements”, within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. The Company does not undertake to publicly update or review its forward-looking statements even if experience or future changes make it clear that our projected results expressed or implied will not be achieved. Detailed information concerning a number of factors that could cause actual results to differ materially from the information contained herein is available in our most recent report on Form 10-K for the year ended July 26, 2008 and Form 10-Q for the quarter ended January 24, 2009.

CONTACT:	Dress Barn, Inc.
Investor Relations
(845) 369-4600

Dress Barn, Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings- Unaudited
Amounts in thousands, except per share amounts

	Thirteen Weeks Ended
	April 25,		April 26,
	2009		2008

Net sales	$375,709	100.0%	$352,570	100.0%
Cost of sales, including
occupancy and buying costs	220,642	58.7%	206,571	58.6%
Gross Profit	155,067	41.3%	145,999	41.4%
Selling, general and
administrative expenses	103,057	27.4%	97,370	27.6%
Depreciation and amortization	11,715	3.1%	12,384	3.5%
Operating income	40,295	10.7%	36,245	10.3%

Interest income	1,046	0.3%	2,269	0.6%
Interest expense	(1,208)	-0.3%	(1,216)	-0.3%
Other (expense) income	(296)	-0.1%	351	0.1%
Earnings before income taxes	39,837	10.6%	37,649	10.7%
Income taxes	15,986	4.3%	12,712	3.6%
Net earnings	$23,851	6.3%	$24,937	7.1%

Earnings per share:
Basic	$0.40		$0.41
Diluted	$0.39		$0.39

Weighted average shares outstanding:
Basic	59,927		60,095
Diluted	61,774		63,171

Dress Barn, Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings- Unaudited
Amounts in thousands, except per share amounts

	Thirty-Nine Weeks Ended
	April 25,		April 26,
	2009		2008

Net sales	$1,095,308	100.0%	$1,061,862	100.0%
Cost of sales, including
occupancy and buying costs	680,356	62.1%	654,618	61.6%
Gross Profit	414,952	37.9%	407,244	38.4%
Selling, general and
administrative expenses	308,732	28.2%	295,570	27.8%
Depreciation and amortization	36,030	3.3%	35,726	3.4%
Operating income	70,190	6.4%	75,948	7.2%

Interest income	4,470	0.4%	5,991	0.6%
Interest expense	(3,620)	-0.3%	(3,633)	-0.3%
Other income	609	0.1%	1,183	0.1%
Earnings before income taxes	71,649	6.5%	79,489	7.5%
Income taxes	28,382	2.6%	27,515	2.6%
Net earnings	$43,267	4.0%	$51,974	4.9%

Earnings per share:
Basic	$0.72		$0.87
Diluted	$0.70		$0.81

Weighted average shares outstanding:
Basic	60,046		60,081
Diluted	62,229		64,265

Dress Barn, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets- Unaudited
Amounts in thousands

	April 25,	April 26,
ASSETS	2009	2008
Current Assets:
Cash and cash equivalents	$221,115	$123,264
Investment Securities	96,840	74,987
Merchandise inventories	176,275	175,139
Deferred income tax asset	9,486	--
Prepaid expenses and other	16,386	25,385
Total Current Assets	520,102	398,775

Property and Equipment	555,352	514,613
Less accumulated depreciation and amortization	278,278	250,626
Property and Equipment, net	277,074	263,987

Deferred Income Tax	--	4,447
Intangible Assets, net	107,131	108,056
Goodwill	131,368	130,656
Investment Securities	42,608	58,041
Other Assets	17,410	22,923
TOTAL ASSETS	$1,095,693	$986,885

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable – trade	$130,733	$111,415
Accrued salaries, wages and related expenses	30,999	27,690
Other accrued expenses	46,169	50,339
Customer credits	15,815	16,840
Income taxes payable	294	--
Current portion of deferred tax	--	338
Current portion of long-term debt	1,329	116,261
Total Current Liabilities	225,339	322,883

Long-Term Debt	141,411	27,588
Deferred Rent and Lease Incentives	66,184	58,917
Deferred Compensation and Other Long Term Liabilities	46,236	46,210
Deferred Tax Liability	19,592	--
Total Liabilities	498,762	455,598
Shareholders' Equity	596,931	531,287
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,095,693	$986,885